MERCANTILE
BANCORPORATION INC.

SECOND QUARTER REPORT 1994


Table of Contents
 Highlights...........................................................1
 Letter to Shareholders...............................................2
 Corporate News Developments..........................................3
 Financial Section
  Financial Commentary................................................4
  Condensed Consolidated Quarterly
   Statement of Income...............................................15
  Consolidated Quarterly Average
   Balance Sheet.....................................................16
  Financial Statements...............................................18
 Banks and Other Subsidiaries........................................22
 Directors and Executive Officers....................................23
 Investor Information................................................24

                                                                                                                     HIGHLIGHTS(1)

                                                                SECOND QUARTER                            SIX MONTHS
($ IN THOUSANDS EXCEPT PER SHARE DATA)                   1994          1993      CHANGE          1994         1993       CHANGE
- - ----------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
 Net income                                             $  .93        $  .80      16.3%            $ 1.84       $ 1.58       16.5%
 Dividends declared                                        .28           .24 3/4  13.1                .56          .49 1/2   13.1
 Book value at June 30                                   23.49         21.50       9.3              23.49        21.50        9.3
 Market price at June 30                               35 1/8        32 7/8        6.8            35 1/8       32 7/8         6.8
 Average common shares outstanding                  43,036,984    42,406,339       1.5         42,947,890   42,243,319        1.7
- - ----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
 Taxable-equivalent net interest income               $129,013      $128,299        .6%          $256,715     $255,176         .6%
 Tax-equivalent adjustment                               2,288         2,307       (.8)             4,597        4,804       (4.3)
 Net interest income                                   126,725       125,992        .6            252,118      250,372         .7
 Provision for possible loan losses                      8,015        14,485     (44.7)            16,398       28,534      (42.5)
 Other income                                           47,016        50,232      (6.4)            95,938       99,872       (3.9)
 Other expense                                         102,663       108,015      (5.0)           206,487      215,376       (4.1)
 Income taxes                                           22,860        19,877      15.0             46,113       39,422       17.0
 Net income                                             40,203        33,847      18.8             79,058       66,912       18.2
- - ----------------------------------------------------------------------------------------------------------------------------------
ENDING BALANCES
 Total assets                                                                                 $11,933,901  $11,778,361        1.3%
 Loans and leases                                                                               7,619,002    7,468,807        2.0
 Deposits                                                                                       9,140,506    9,321,063       (1.9)
 Shareholders' equity                                                                           1,013,443      912,679       11.0
 Reserve for possible loan losses                                                                 172,493      151,694       13.7
- - ----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
 Total assets                                      $12,047,036   $12,230,024      (1.5)%      $12,129,981  $12,247,440       (1.0)%
 Earning assets                                     10,987,413    11,113,524      (1.1)        11,065,463   11,155,457        (.8)
 Loans and leases                                    7,459,588     7,494,829       (.5)         7,410,535    7,473,564        (.8)
 Deposits                                            9,711,800    10,014,108      (3.0)         9,824,344   10,032,384       (2.1)
 Shareholders' equity                                1,001,636       902,933      10.9            988,845      884,162       11.8
- - ----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
 Return on assets                                         1.33%         1.11%                        1.30%        1.09%
 Return on equity                                        16.05         14.99                        15.99        15.14
 Overhead ratio                                          58.32         60.50                        58.55        60.66

 Net interest rate margin                                 4.70          4.62                         4.64         4.57

 Equity to assets                                                                                    8.49         7.75
 Tier I capital to risk-adjusted assets                                                             11.58        10.53
 Total capital to risk-adjusted assets                                                              15.61        14.05
 Leverage                                                                                            7.90         6.93

 Reserve for possible loan losses to outstanding
  loans                                                                                              2.26         2.03
 Reserve for possible loan losses to non-performing
  loans                                                                                            495.20       238.41
 Non-performing assets to outstanding loans
  and foreclosed assets                                                                               .87         1.60
- - ----------------------------------------------------------------------------------------------------------------------------------
SELECTED DATA
 Banks(2)                                                                                              42           40
 Banking offices(2)                                                                                   254          236
 Full-time equivalent employees                                                                     5,825        5,977
- - ----------------------------------------------------------------------------------------------------------------------------------

(1) All 1993 financial information has been restated to reflect the January 3, 1994 merger with Metro Bancorporation and the
    February 1, 1994 merger with United Postal Bancorp, Inc., which were accounted for as poolings-of-interests.
(2) Includes United Postal Savings Association, a state-chartered thrift institution.

LETTER TO SHAREHOLDERS

 During the second quarter of the year, Mercantile continued a pattern of solid earnings growth that has been consistent over the past four years. This record-setting performance was driven by improvements in operating efficiencies and asset quality combined with a strong net interest rate margin and an increase in loan demand.

 Net income for the quarter was $40,203,000, an increase of 18.8% over the $33,847,000 earned during the same period last year. On a per share basis, net income increased by 16.3% to $.93 this year from $.80 in 1993.

 For the second quarter of 1994, net interest income was $126,725,000, and the net interest rate margin was a strong 4.70% compared to 4.62% last year. Increased loan demand in Mercantile's markets was reflected in loan growth of 2.0% year-to-year, as total loans outstanding at period end were more than $7.6 billion, up from less than $7.5 billion in 1993.

 Asset quality measures for the Corporation continued to improve, placing Mercantile among the top banks in the U.S. Non-performing loans at June 30, 1994 declined to $34,833,000 or .46% of total loans from $63,627,000 or .85% last year. Foreclosed assets also declined, and were $31,608,000 at the end of the second quarter of this year versus $56,934,000 in 1993.

 The reserve for possible loan losses grew to $172,493,000 at June 30 of this year and represented 2.26% of total loans and 495.20% of non-performing loans compared with a reserve of $151,694,000 and ratios of 2.03% and 238.41%, respectively, at the end of 1993's second quarter. The provision for possible loan losses for the quarter decreased 44.7% to $8,015,000 in 1994 from $14,485,000 last year.

 The Corporation has announced two new merger agreements-one with Wedge Bank in Alton, Illinois, the other with UNSL Financial Corp in
 Lebanon, Missouri. These mergers will further strengthen Mercantile's franchise in a number of its existing markets, and provide the Corporation with entry into several attractive new communities.

 Mercantile has established a track record of strong financial performance, while significantly expanding its franchise through mergers. The Corporation continues along the strategic path that has made these accomplishments possible and that is leading Mercantile to the ranks of the best banks in the United States.

 Thomas H. Jacobsen
 Chairman of the Board and
 Chief Executive Officer
 July 29, 1994

2                      MERCANTILE BANCORPORATION INC.

                                                     CORPORATE NEWS DEVELOPMENTS

 / / SIX MEMBERS OF MERCANTILE BANCORPORATION'S BOARD OF DIRECTORS WERE
     REELECTED AT THE CORPORATION'S ANNUAL SHAREHOLDERS' MEETING ON APRIL 28. In addition, shareholders approved an increase in the number of shares of common stock authorized for issue, and measures related to Mercantile's executive compensation and stock purchase plans. The six directors reelected for terms expiring in 1997 were Harry M. Cornell, Jr., Bernard A. Edison, Thomas H. Jacobsen, Craig D. Schnuck, Robert W. Staley and Robert L. Stark.

 / / AT ITS MAY MEETING, THE BOARD OF DIRECTORS DECLARED A DIVIDEND OF
     $.28 PER SHARE OF COMMON STOCK, which was paid July 1 to shareholders of record as of the close of business on June 10.

 / / ON JULY 6, MERCANTILE ANNOUNCED PLANS TO EXPAND ITS OPERATIONS IN
     SOUTHWESTERN ILLINOIS THROUGH A MERGER WITH WEDGE BANK, BASED IN ALTON. Wedge Bank has approximately $210 million in assets and operates six offices in the Madison County communities of Alton, East Alton, Bethalto and Godfrey, as well as an office in Brighton, in southern Macoupin County.

 / / MERCANTILE ANNOUNCED PLANS FOR A MERGER WITH LEBANON, MISSOURI-
     BASED UNSL FINANCIAL CORP ON JULY 13, 1994. UNSL is the $464 million-asset holding company for United Savings Bank, a savings and loan with 21 offices in southwest and central Missouri, and a leading residential mortgage lender in the region. This merger will establish a presence for Mercantile in Lebanon and the surrounding area, and further strengthen its positions in Springfield, Columbia, Monett, the Lake of the Ozarks region and other Missouri communities.

 / / MERCANTILE WILL HAVE COMPLETED THE INTEGRATION OF UNITED POSTAL
     SAVINGS ASSOCIATION INTO ITS ST. LOUIS-AREA OPERATIONS BY AUGUST 17.

     O United Postal's St. Louis, St. Louis County and St. Charles County offices are merging into Mercantile Bank of St. Louis N.A., expanding its retail network to 40 branches.

     O The United Postal branches in Jefferson County are becoming part of Mercantile Bank of Jefferson County, which will now operate five offices.

     O On July 22, United Postal's agency office in Troy, Missouri became the second full-service branch of Mercantile Bank of Pike County, based in Bowling Green.

     O The residential mortgage lending and servicing units of Mercantile Bank of St. Louis and United Postal were combined on July 1, to create Merc Mortgage-the #1 home lender in the St. Louis area and a leading local mortgage servicer.

 / / MERCANTILE BANCORPORATION INC. CHAIRMAN AND CEO THOMAS H. JACOBSEN
     IS HEADING THE 1994 ST. LOUIS AREA UNITED WAY CAMPAIGN IN ITS DRIVE FOR A RECORD GOAL. Mercantile's Officer Call Program has 800 corporate officers calling on 5,000 St. Louis companies in an unprecedented effort to support the United Way by expanding its roster of contributors among small- and medium-sized businesses.

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY

 Net income for the second quarter of 1994 was $40,203,000, an 18.8% improvement from the $33,847,000 earned in the same period a year ago. On a per share basis, net income was $.93, up 16.3% from the $.80 earned in last year's second quarter. Return on assets improved to 1.33% in the second quarter compared with 1.27% in the first quarter of this year and 1.11% last year, while return on average equity was 16.05% versus 14.99% in 1993.

 For the first half of 1994, net income was $79,058,000, up 18.2% from the $66,912,000 earned last year, and on a per share basis was $1.84, an improvement of 16.5% from the $1.58 recorded in the first half of 1993. When compared with last year, first-half 1994 overall results reflected a slight improvement in net interest income, lower levels of operating expenses, a decline in the provision for possible loan losses and a small decrease in other income. For the first six months of 1994, return on average assets was 1.30% compared with 1.09% last year, while return on average equity was 15.99% in 1994, up from 15.14% last year.

 The financial statements have been restated to include the pre-acquisition accounts and results of operations of United Postal Bancorp, Inc. and Metro Bancorporation, which were merged with Mercantile on February 1, 1994 and January 3, 1994, respectively, in transactions accounted for as poolings-of-interests. In addition, the restatement reflected a three-for-two stock split, which was paid in the form of a dividend on April 11, 1994 to shareholders of record on March 10, 1994.

 On July 6, 1994, Mercantile announced plans to expand its banking operations in southwestern Illinois through a merger with Wedge Bank, a $210 million-asset bank headquartered in Alton, Illinois. On July 13, 1994, the Corporation announced plans to merge with UNSL Financial Corp of Lebanon, Missouri, a $464 million-asset Missouri-chartered savings and loan association in southwestern Missouri. Both transactions will be accounted for as poolings-of-interests and are expected to close by year-end 1994.

 Net interest income increased .6% to $126,725,000 for the second quarter of 1994 and .7% to $252,118,000 for the first six months of 1994. The net interest rate margin was 4.70% this quarter compared with 4.58% in the first quarter and 4.62% for the second quarter of 1993, while the year-to-date margin was 4.64% compared with 4.57% last year. Average earning assets for the first half of 1994 of $11.1 billion were flat in comparison with the $11.2 billion last year. However, a positive trend emerged as quarterly average loans grew by $98,653,000 or 1.3% from the first quarter of 1994.

 Other income was $47,016,000 for the second quarter of 1994, a decrease of $3,216,000 or 6.4% from a year ago. For the six months of 1994, other income was $95,938,000, a decrease of $3,934,000 or 3.9%
 from last year. Modest growth

4            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 in trust fees, service charges and letters of credit fees were offset by a significant decrease of $2,246,000 in net securities gains and by declines in credit card fees, mortgage and investment banking income, and miscellaneous revenues.

 Second-quarter non-interest expenses were down 5.0% from a year ago and totaled $102,663,000 compared with $108,015,000 last year, and year-to-date were $206,487,000, down 4.1%. The reduction in expense levels resulted primarily from the realization of synergies from mergers completed in prior years and lower foreclosed property expense. The result was an improvement in the year-to-date overhead ratio to 58.55% compared with 60.66% last year, and a lowering of the other expense to average assets ratio to 3.40% versus 3.52% in the first half of 1993.

 The provision for possible loan losses for the second quarter of 1994 was $8,015,000 compared with $14,485,000 the prior year, and was $16,398,000 for the first six months of 1994 compared with $28,534,000 in 1993. Net charge-offs for the first six months of 1994 and 1993 were $12,556,000 and $43,410,000, respectively, and on an annualized basis were .34% of average loans compared with 1.16% last year. At June 30, 1994, the reserve for possible loan losses was $172,493,000 and covered 495.20% of non-performing loans compared with 293.39% at year-end and 238.41% last June 30.

 Non-performing loans as of June 30, 1994 were $34,833,000 or .46% of total loans, down from the year-end 1993 figures of $57,483,000 or .78%, and $63,627,000 or .85% at June 30, 1993. Foreclosed assets declined to $31,608,000 compared with $36,014,000 at year's end and $56,934,000 last June 30.

 Earnings in the St. Louis Area (Mercantile Bank of St. Louis N.A., United Postal Savings Association and Mercantile Trust Company N.A.) for the first half of 1994 were $43,339,000, up 20.4% from 1993. These results reflected significant reductions in operating expenses and the provision for possible loan losses, partially offset by a slight decline in net interest income and other income. The other income decrease was due largely to a higher level of securities gains during the first half of 1993 at United Postal. Return on average assets for the group was 1.36% compared with 1.12% for the first half of 1993. It is currently anticipated that United Postal Savings Association will be merged into Mercantile Bank of St. Louis N.A. in mid-August 1994.

 In the 36 Community Banks, net income was $33,852,000, an increase of 6.9%, while return on average assets improved to 1.55% compared with 1.43% last year. Earnings for the three banks in the Kansas City Area for the first half of 1994 were $10,164,000, up 19.5% from a year ago. Return on average assets was 1.26% compared with 1.04% last year.

- - ---------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 1
ORGANIZATIONAL CONTRIBUTION
($ IN THOUSANDS)
                                                                                   JUNE 30, 1994
                                                     ----------------------------------------------------------------------------
                                                                       KANSAS                          PARENT
                                                     ST. LOUIS          CITY         COMMUNITY      COMPANY AND
                                                       AREA*            AREA           BANKS        ELIMINATIONS    CONSOLIDATED
                                                     ---------         ------        ---------      ------------    ------------
Net income                                          $   43,339       $   10,164      $   33,852      $  (8,297)     $    79,058
Average assets                                       6,378,370        1,609,798       4,359,312       (217,499)      12,129,981
Return on assets                                          1.36%            1.26%           1.55%                           1.30%
Net interest rate margin                                  4.19             4.68            5.15                            4.64
Overhead ratio                                           55.19            59.95           54.54                           58.55
Equity to assets                                          8.04             9.03            9.11                            8.49
Reserve for possible loan losses to outstanding
  loans                                                   2.10             2.54            2.40                            2.26
Reserve for possible loan losses to non-
  performing loans                                      485.43           707.17          462.12                          495.20
Non-performing loans to outstanding loans                  .43              .36             .52                             .46
Non-performing assets to outstanding loans
 and foreclosed assets                                    1.09              .58             .64                             .87


*Includes the results of Mercantile Bank of St. Louis N.A., United Postal Savings Association, Mercantile Trust Company N.A.,
 Mercantile Business Credit, Inc. (asset-based lending), Mercantile Investment Services, Inc. (brokerage), Mississippi Valley
 Advisors Inc. (investment management) and Mississippi Valley Life Insurance Co. (credit life).

- - ---------------------------------------------------------------------------------------------------------------------------------

 Consolidated assets of $11.9 billion were up 1.3% from last June 30. Core deposits decreased by 2.7% to $8.6 billion, loans were $7.6 billion, up 2.0% from last year, and shareholders' equity of $1.0 billion was 11.0% higher than at June 30, 1993. Tier I capital to risk-adjusted assets improved to 11.58% compared with 10.53% last year, while Total capital to risk-adjusted assets at June 30, 1994 and 1993 was 15.61% and 14.05%, respectively.

 The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial position of the Corporation for the second quarter and first half of 1994.

NET INTEREST INCOME

 Net interest income for the second quarter of 1994 was $126,725,000, a .6% increase over the $125,992,000 earned last year, and for the first six months of 1994 was $252,118,000, a .7% improvement over last year. This slight growth was the net result of a widening in the net interest rate margin, while average earning assets remained essentially flat. Factors contributing to the higher net interest rate margins in 1994 included higher average levels of non-interest bearing deposits

6            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 and shareholders' equity, a continued decline in non-performing assets, a decrease in higher-costing retail certificates of deposit as a result of the movement of these consumer deposits to lower-costing checking, savings and money market accounts, a contraction in lower-yielding money market investments, growth in the higher-yielding consumer loan categories, and the generally higher level of interest rates in the second quarter of 1994. For the first half of 1994, average loans decreased slightly by $63,029,000 or .8%, while investments in debt and equity securities decreased by $42,785,000 or 1.3%.

 For the first six months of 1994, average loans in the St. Louis Area and Kansas City Area banks declined by 1.9% and 4.5%, respectively, partially offset by a volume increase at the Community Banks of 1.7%. A more meaningful comparison of loan volumes is between the first and second quarters of 1994, during which average loans grew by 1.3% or $98,653,000, or 5.2% on an annualized basis. Commercial loan growth was $83,679,000 or 4.2%. Residential mortgage loans were down slightly, but that trend is now reversing, as the pipeline mix is changing to adjustable-rate from fixed-rate loans, which will be added to the loan portfolio in the third quarter. Average credit card loans were down by 2.1% due to seasonal factors and the current competitive nature of that market. Other consumer loans increased by 3.0% due to strong growth in indirect auto lending.



- - ---------------------------------------------------------------------------------------------------------------------------

EXHIBIT 2
LOANS AND LEASES
($ IN THOUSANDS)
                                                                                  JUNE 30
                                                                      1994                      1993                 CHANGE
                                                                      ----                      ----                 ------
Commercial                                                         $2,147,591                $2,073,003                3.6%
Real estate-commercial                                              1,250,157                 1,300,933               (3.9)
Real estate-construction                                              178,901                   141,982               26.0
Real estate-residential                                             2,300,318                 2,373,054               (3.1)
Consumer                                                            1,013,858                   924,796                9.6
Credit card                                                           727,994                   654,738               11.2
Foreign                                                                   183                       301              (39.2)
                                                                   ----------                ----------
 Total Loans and Leases                                            $7,619,002                $7,468,807                2.0
                                                                   ==========                ==========

- - ---------------------------------------------------------------------------------------------------------------------------


 The year-to-date average investment portfolio declined by $42,785,000 or 1.3% from last year. Approximately 10% of the portfolio was classified as available-for-sale; the FAS 115 impact on shareholders' equity was not material. Short-term investments are primarily used for short-term excess liquidity or balancing the interest rate sensitivity of the Corporation, and on average increased by $15,820,000 or 5.9% during the first half of 1994.

 Significant changes in the year-to-date mix of deposits reflected the continuing strategy to be substantially funded by core deposits, and the disintermediation of retail certificates of deposit into interest bearing demand and savings accounts in the current low rate environment. Core deposits were 94.57% of total deposits, yet on average were down 2.4% from last year. On average, interest bearing demand accounts increased by $123,910,000 or 8.4%, money market accounts grew by

 $8,127,000 or .5% and savings accounts grew by $77,176,000 or 9.2%, while retail certificates of deposit declined by $462,274,000 or 12.8%. This more costly source of funds declined to 33.78% of total core deposits from 37.84% in 1993, as customers preferred maturity flexibility with their investments. Average short-term borrowings decreased by $19,304,000 or 2.3%, while purchased deposits increased by $17,354,000 or 3.4%.

 Non-interest bearing funds grew substantially in 1994 compared with a year ago, thereby enhancing the level of net interest income and the net interest rate margin. Average non-interest bearing demand balances (net of cash and due from bank balances) grew by $81,646,000 or 7.3%, primarily due to new customer relationships and higher compensating balance requirements for corporate services. Average shareholders' equity increased by $104,683,000 or 11.8% due to earnings retained, new shares issued in the Mt. Vernon purchase during the third quarter of 1993, and stock issued under employee benefit plans.

 The factors discussed above are consistent with Mercantile's overall corporate policy relative to rate sensitivity and liquidity, which is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs. Mercantile currently does not utilize derivative instruments for speculation or in the hedging of its balance sheet, and has only a very small portfolio of interest rate swaps, which were assumed in the United Postal transaction. The Consolidated Quarterly Average Balance Sheet, with rates earned and paid, is summarized by quarter on Pages 16 and 17.

OTHER INCOME

 Non-interest income decreased 6.4% during the second quarter of 1994 to $47,016,000, and for the six months was $95,938,000 compared with $99,872,000 a year ago, a decline of 3.9%. Trust fees, service charges and letters of credit fees all improved from last year, while investment banking revenue, credit card fees, mortgage banking income and miscellaneous income declined. Securities gains were $433,000 this year compared with $2,679,000 last year.


- - -------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 3
OTHER INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Trust                                                     $15,917    $15,746       1.1%            $31,574   $30,619       3.1%
Service charges                                            14,486     14,511       (.2)             28,941    28,619       1.1
Credit card fees                                            5,797      6,404      (9.5)             11,598    11,850      (2.1)
Mortgage banking                                            1,444      2,312     (37.5)              3,849     4,105      (6.2)
Investment banking                                          2,263      2,184       3.6               4,632     4,775      (3.0)
Letters of credit fees                                      1,506      1,417       6.3               3,027     2,937       3.1
Foreclosed property income                                    482        521      (7.5)              1,768     1,125      57.2
Securities gains                                              208         15         -                 433     2,679     (83.8)
Other                                                       4,913      7,122     (31.0)             10,116    13,163     (23.1)
                                                          -------    -------                       -------   -------
 Total Other Income                                       $47,016    $50,232      (6.4)            $95,938   $99,872      (3.9)
                                                          =======    =======                       =======   =======

- - -------------------------------------------------------------------------------------------------------------------------------

8                    MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Trust fees continued to be the largest source of non-interest income and were $15,917,000 for the second quarter of 1994, up 1.1%. On a year-to-date basis, trust fees totaled $31,574,000, an increase of 3.1%. Exhibit 4 further details comparative trust revenue by line of business for 1994 and 1993.


- - -------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 4
TRUST INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Personal trust-St. Louis Area                             $ 5,468    $ 5,744     (4.8)%            $10,078   $10,471      (3.8)%
Mississippi Valley Advisors Inc.                            3,202      3,116      2.8                6,446     6,194       4.1
Corporate and institutional services                        2,884      2,592     11.3                6,122     5,349      14.5
Kansas City Area banks and Community Banks                  4,363      4,294      1.6                8,928     8,605       3.8
                                                          -------    -------                       -------   -------
 Total Trust Income                                       $15,917    $15,746      1.1              $31,574   $30,619       3.1
                                                          =======    =======                       =======   =======

- - -------------------------------------------------------------------------------------------------------------------------------

 Service charge income of $14,486,000 was down .2% or $25,000 for the second quarter and up 1.1% or $322,000 for the first six months of 1994, as deposit volumes were flat with 1993 and corporate customers opted to use compensating deposit balances to offset analysis service charges rather than pay fees.

 Credit card fee income was $5,797,000 for the second quarter of 1994, a 9.5% decrease from the 1993 level. For the first six months of 1994, credit card income decreased $252,000 or 2.1% from the comparable 1993 period. Credit card income primarily represents fees charged merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders and cardholders' annual fees. Competitive market factors have tightened credit card fee and transaction pricing.

 Mortgage banking is a significant line of business for Mercantile following the merger of United Postal; total loans serviced exceeded $3.2 billion at June 30, 1994. Overall, mortgage banking revenues decreased by $256,000 or 6.2% from the first half of 1993. A breakout of mortgage banking revenues is provided in Exhibit 5.



- - -------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 5
MORTGAGE BANKING INCOME
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Servicing fees                                             $1,582    $1,067       48.3%            $2,734     $2,052      33.2%
Gains/(losses) on sales of loans                             (628)      754          -                232      1,229     (81.1)
Origination fees                                              128       255      (49.8)               283        354     (20.1)
Other                                                         362       236       53.4                600        470      27.7
                                                           ------    ------                        ------     ------
                                                           $1,444    $2,312      (37.5)            $3,849     $4,105      (6.2)
                                                           ======    ======                        ======     ======

- - -------------------------------------------------------------------------------------------------------------------------------

 Investment banking fees and commissions, which consists of transaction fees for services performed as a dealer bank for both individual and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions, and foreign exchange revenues, were $2,263,000 for the second quarter of 1994, an increase of 3.6% from 1993. For the first six months, revenues were down $143,000 or 3.0% from the 1993 results. This source of revenue can vary depending on movements in interest rates and overall market conditions.

 Securities gains declined by $2,246,000 from the first six months of 1993, when United Postal sold significant volumes of securities in a portfolio restructuring. All other non-interest income was down 23.8% for the quarter and 13.4% year-to-date, as 1993 included significant lease termination gains.

OTHER EXPENSE

 Expenses other than interest expense and the provision for possible loan losses for the second quarter of 1994 were $102,663,000, a decline of 1.1% from last quarter and 5.0% from the second quarter of 1993. For the first half of 1994, total other expenses were $206,487,000, a 4.1% decrease from the 1993 level. Total operating expenses were 3.40% of


- - -------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 6
OTHER EXPENSE
($ IN THOUSANDS)
                                                                 SECOND QUARTER                             SIX MONTHS
                                                            1994      1993       CHANGE             1994       1993      CHANGE
                                                            ----      ----       ------             ----       ----      ------
Salaries                                                  $ 44,201  $ 42,129       4.9%           $ 88,549   $ 84,241      5.1%
Employee benefits                                           11,026    11,083       (.5)             22,415     21,399      4.7
                                                          --------  --------                      --------   --------
 Total Personnel Expense                                    55,227    53,212       3.8             110,964    105,640      5.0
Net occupancy                                                6,470     6,423        .7              12,930     12,742      1.5
Equipment                                                    8,084     8,473      (4.6)             16,755     16,825      (.4)
Advertising/business development                             2,595     2,727      (4.8)              4,831      5,738    (15.8)
Postage and freight                                          3,618     3,318       9.0               7,293      6,750      8.0
Office supplies                                              1,866     2,278     (18.1)              3,867      4,392    (12.0)
Communications                                               1,802     1,643       9.7               3,386      3,120      8.5
Legal and professional                                       2,355     2,574      (8.5)              4,669      5,428    (14.0)
Credit card                                                  2,875     2,813       2.2               5,118      5,255     (2.6)
FDIC insurance                                               5,304     5,577      (4.9)             10,603     11,309     (6.2)
Foreclosed property expense                                    346     1,607     (78.5)                751      4,055    (81.5)
Intangible asset amortization                                1,780     1,469      21.2               3,518      3,290      6.9
Other                                                       10,341    15,901     (35.0)             21,802     30,832    (29.3)
                                                          --------  --------                      --------   --------
 Total Other Expense                                      $102,663  $108,015      (5.0)           $206,487   $215,376     (4.1)
                                                          ========  ========                      ========   ========
RATIOS
 Overhead ratio                                              58.32%    60.50%                        58.55%     60.66%
 Other expense to average assets                              3.41      3.53                          3.40       3.52

- - -------------------------------------------------------------------------------------------------------------------------------

10             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 average assets compared with 3.52% for the first half of 1993. The overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 58.32% in the current quarter from 58.78% last quarter, while the overhead ratio was 58.55% for the first six months of 1994 compared with 60.66% last year.

 Personnel costs increased 3.8% and 5.0%, respectively, during the second quarter and first half of 1994, reflecting the costs associated with staffing additional offices, support services and merit increases. Year-to-date benefit costs were up by 4.7%, in line with the 5.1% growth in salaries. Occupancy and equipment costs were up .4% during the first six months of 1994, reflecting the costs of maintaining additional offices and a consistent program of upgrading systems and equipment, offset by productivity gains.

 Expenses related to foreclosed property totaled only $751,000 compared with $4,055,000 last year, a decline of $3,304,000. FDIC insurance costs decreased by 6.2%, as the deposit base was lower and all Mercantile banks in 1994 were assessed premiums at the lowest $.23 rate. Exhibit 6 details the composition of all other operating expenses, which in general have declined due to greater expense controls and the benefits of acquisition consolidation efforts.

RESERVE FOR POSSIBLE LOAN LOSSES

 The reserve for possible loan losses was $172,493,000 or 2.26% of loans outstanding at June 30, 1994. This compares favorably with $168,651,000 or 2.28% at year's end and $151,694,000 or 2.03% at June
 30, 1993. The reserve for possible loan losses as a percentage of non-performing loans improved to 495.20% compared with 293.39% at year-end and 238.41% last year, and the earnings coverage of net charge-offs for the first half of 1994 was 11.28x compared with 3.11x last year.

 The year-to-date 1994 provision for possible loan losses was $16,398,000 compared with $28,534,000 last year, a decline of 42.5%. The annualized ratio of net charge-offs to average loans for the first six months of 1994 was .34% compared with 1.16% last year, while the corresponding net charge-off figures were $12,556,000 and $43,410,000, respectively.

 In the St. Louis Area, the annualized ratio of net charge-offs to average loans for the first half of 1994 was .11% compared with 1.71% in 1993, when significant write-downs were taken on two commercial real estate loans and one commercial loan. The second quarter of 1994 included a significant recovery at Mercantile Bank of St. Louis N.A. on one commercial real estate loan, while the first quarter included charge-offs taken on three United Postal commercial real estate loans for which reserves were provided in the fourth quarter of 1993. In the Kansas City Area banks, the ratio of net charge-offs to average loans was .34% versus .32% last year. For the Community Banks as a group, the comparative ratios were .64% and .69% during the first half of 1994 and 1993, respectively.


- - ----------------------------------------------------------------------------------------------------------------------------

EXHIBIT 7
RESERVE FOR POSSIBLE LOAN LOSSES
($ IN THOUSANDS)
                                                                       SECOND QUARTER                      SIX MONTHS ENDED
                                                                          JUNE 30                              JUNE 30
                                                                    1994           1993                   1994          1993
                                                                    ----           ----                   ----          ----
BEGINNING BALANCE                                                  $165,373       $155,658               $168,651      $165,575
PROVISION                                                             8,015         14,485                 16,398        28,534
CHARGE-OFFS                                                         (16,543)       (28,076)               (32,252)      (56,615)
RECOVERIES                                                           15,648          8,632                 19,696        13,205
                                                                   --------       --------               --------      --------
  NET CHARGE-OFFS                                                      (895)       (19,444)               (12,556)      (43,410)
ACQUIRED RESERVES                                                         -            995                      -           995
                                                                    -------       --------                -------      --------
ENDING BALANCE                                                     $172,493       $151,694               $172,493      $151,694
                                                                   ========       ========               ========      ========
LOANS AND LEASES
  June 30 balance                                                $7,619,002     $7,468,807             $7,619,002    $7,468,807
                                                                 ==========     ==========             ==========    ==========
  Average balance                                                $7,459,588     $7,494,829             $7,410,535    $7,473,564
                                                                 ==========     ==========             ==========    ==========
RATIOS
  Reserve balance to outstanding loans                                 2.26%          2.03%                  2.26%         2.03%
  Reserve balance to non-performing loans                            495.20         238.41                 495.20        238.41
  Earnings coverage of net charge-offs                                79.42X          3.51x                 11.28X         3.11x
  Net charge-offs to average loans                                      .05%          1.04%                   .34%         1.16%
  Credit card net charge-offs to average credit card loans             5.00           4.18                   4.88          4.19

- - -------------------------------------------------------------------------------------------------------------------------------

 Credit card losses were 4.88% of average credit card loans in the first six months of 1994 compared with 4.19% in 1993, as net credit card charge-offs were $18,016,000 compared with $13,094,000 last year. Excluding credit card net charge-offs, Mercantile experienced net recoveries of $5,460,000 for the first six months of 1994.

 Mercantile evaluates the reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and to determine the adequacy of each bank's reserve for possible loan losses. At June 30, 1994, the level of the individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.46% to 6.36%, with a combined ratio of 2.40%. The coverage of non-performing loans was 462.12% on a combined basis. The St. Louis Area combined reserve was 2.10% of loans with a resulting coverage ratio of 485.43%, while the Kansas City Area banks combined reserve was 2.54% with 707.17% coverage of non-performing loans. Management believes the consolidated reserve of 2.26% of total loans and 495.20% of non-performing loans as of June 30, 1994 was adequate based on the risks identified at such date in the portfolios.

12            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

NON-PERFORMING ASSETS

 Non-performing loans (non-accrual and renegotiated loans) continued their decline to $34,833,000 or .46% of total loans outstanding at June 30, 1994 compared with $40,840,000 or .54% at March 31, 1994 and
 $63,627,000 or .85% at June 30, 1993. Foreclosed assets at June 30, 1994 also were reduced to $31,608,000, compared with $34,417,000 at March 31, 1994 and $56,934,000 last year. The ratio of non-performing assets to outstanding loans and foreclosed assets declined to .87% at June 30, 1994 compared with 1.00% at March 31, 1994 and 1.60% last year.

 As noted in Exhibit 8, non-accrual loans declined by $19,987,000 from the year-end level, and were down $6,809,000 since March 31, 1994. The current year decline was primarily in the commercial and commercial real estate loan portfolios of United Postal, due to first-quarter write-downs on two credits and resolution of a significant credit. In the Kansas City Area banks and in the Community Banks as a group, non-accrual loans continued their decline and were down significantly from year-end.

 Exhibit 8 also summarizes comparative data on renegotiated loans and loans past due 90 days yet still accruing interest. The past due loans consisted largely of credit card and residential mortgage loans.



- - --------------------------------------------------------------------------------------------------------------------------

EXHIBIT 8
NON-PERFORMING ASSETS
($ IN THOUSANDS)
                                                                JUNE 30                DECEMBER 31                 JUNE 30
                                                                 1994                      1993                     1993
                                                                -------                -----------                 -------
NON-ACCRUAL LOANS
  Commercial                                                    $ 6,009                  $11,949                   $20,551
  Real estate-commercial                                         13,583                   25,059                    19,785
  Real estate-construction                                          977                      785                     1,392
  Real estate-residential                                         7,216                    9,407                     9,699
  Consumer                                                        1,246                    1,818                     2,630
                                                                -------                  -------                   -------
    Total Non-accrual Loans                                      29,031                   49,018                    54,057
RENEGOTIATED LOANS                                                5,802                    8,465                     9,570
                                                                -------                  -------                   -------
TOTAL NON-PERFORMING LOANS                                      $34,833                  $57,483                   $63,627
                                                                =======                  =======                   =======
FORECLOSED ASSETS
  Foreclosed real estate                                        $28,990                  $16,771                   $35,673
  In-substance foreclosures                                       1,663                   18,044                    19,820
  Other foreclosed assets                                           955                    1,199                     1,441
                                                                -------                  -------                   -------
TOTAL FORECLOSED ASSETS                                         $31,608                  $36,014                   $56,934
                                                                =======                  =======                   =======
TOTAL NON-PERFORMING ASSETS                                     $66,441                  $93,497                  $120,561
                                                                =======                  =======                  ========
PAST-DUE LOANS
  (90 DAYS OR MORE)                                             $15,627                  $14,096                   $12,473
                                                                =======                  =======                   =======
RATIOS
  Non-performing loans to outstanding loans                         .46%                     .78%                      .85%
  Non-performing assets to outstanding loans and
    foreclosed assets                                               .87                     1.26                      1.60
  Non-performing assets to total assets                             .56                      .77                      1.02

- - --------------------------------------------------------------------------------------------------------------------------


CAPITAL RESOURCES

 The current economic and regulatory environment has placed an increased emphasis on capital strength. Capital provides a solid foundation for anticipated future asset growth, and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand both its asset and deposit bases in the past four years, while maintaining its capital ratios at levels comparable to other quality banking organizations and substantially in excess of regulatory standards.

 At June 30, 1994, shareholders' equity surpassed $1 billion and was $1,013,443,000, an increase of 11.0% from June 30, 1993. Net earnings retained, the common shares issued in the Mt. Vernon purchase transaction and stock issued under various employee benefit plans accounted for the majority of the increase. Equity represented 8.49% of assets at June 30, 1994 compared with 7.75% a year ago. Significant capital ratios and intangible assets are summarized in Exhibit 9, while Exhibit 1 details the equity capital ratios of the St. Louis Area, Kansas City Area banks and Community Banks in total. The Corporation has restructured its long-term debt over the past two years and there are no maturities before 1999.

 Book value per share was $23.49 at June 30, 1994 compared with $21.50 a year earlier, an increase of 9.3%. On May 12, 1994, the Board of Directors declared a cash dividend of $.28 per share, which was paid July 1, 1994, representing a 30.11% payout of second-quarter 1994 earnings. An increase in the authorized common stock of the Corporation from 70,000,000 shares to 100,000,000 shares was approved by shareholders on April 28, 1994. Further information relating to dividends, as well as to quarterly stock prices, is included in the Investor Information summary on Page 24 of this report.


- - --------------------------------------------------------------------------------------------------------------------------

EXHIBIT 9
RISK-BASED CAPITAL
($ IN THOUSANDS)
                                                                JUNE 30                DECEMBER 31                 JUNE 30
                                                                 1994                      1993                     1993
                                                                -------                -----------                 -------
Capital
  Tier I                                                      $  946,538                $  883,162               $  842,784
  Total                                                        1,275,404                 1,161,071                1,124,513
Risk-adjusted assets                                           8,171,874                 7,985,847                8,004,266
Tier I capital to risk-adjusted assets
  Capital ratio                                                    11.58%                    11.06%                   10.53%
  Regulatory minimum ratio                                          4.00                      4.00                     4.00
Total capital to risk-adjusted assets
  Capital ratio                                                    15.61                     14.54                    14.05
  Regulatory minimum ratio                                          8.00                      8.00                     8.00
Leverage                                                            7.90                      7.33                     6.93
Double leverage                                                   108.63                    111.97                   114.28
Long-term debt to total
  capitalization                                                   22.26                     22.15                    23.08
Intangible assets                                                $68,748                   $71,759                  $69,895

- - ---------------------------------------------------------------------------------------------------------------------------

14             MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                            CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME
                                                                                               (THOUSANDS EXCEPT PER SHARE DATA)
                                                                             1993                                  1994
                                                        1ST QTR.      2ND QTR.   3RD QTR.    4TH QTR.        1ST QTR.  2ND QTR.
                                                        --------      --------   --------    --------        --------  --------
INTEREST INCOME
 Interest and fees on loans and leases                   $157,087     $156,551    $154,388    $153,960        $150,324  $155,434
 Investments in debt and equity securities                 52,557       50,751      47,366      46,526          46,219    45,333
 Short-term investments                                     2,688        1,878       3,673       2,505           3,470     1,684
                                                         --------     --------    --------    --------        --------  --------
  Total Interest Income                                   212,332      209,180     205,427     202,991         200,013   202,451
 Tax-equivalent adjustment                                  2,497        2,307       2,430       2,340           2,309     2,288
                                                         --------     --------    --------    --------        --------  --------
  TAXABLE-EQUIVALENT INTEREST INCOME                      214,829      211,487     207,857     205,331         202,322   204,739
INTEREST EXPENSE
 Deposits                                                  75,969       71,538      68,866      66,611          62,888    62,474
 Borrowed funds                                            11,983       11,650      11,536      10,581          11,732    13,252
                                                         --------     --------    --------    --------        --------  --------
  Total Interest Expense                                   87,952       83,188      80,402      77,192          74,620    75,726
                                                         --------     --------    --------    --------        --------  --------
  TAXABLE-EQUIVALENT NET INTEREST INCOME                  126,877      128,299     127,455     128,139         127,702   129,013
PROVISION FOR POSSIBLE LOAN LOSSES                         14,049       14,485      12,906      19,573           8,383     8,015
OTHER INCOME
 Trust                                                     14,873       15,746      15,104      15,415          15,657    15,917
 Service charges                                           14,108       14,511      14,748      15,144          14,455    14,486
 Credit card fees                                           5,446        6,404       5,700       6,510           5,801     5,797
 Mortgage banking                                           1,793        2,312       3,058       3,378           2,405     1,444
 Investment banking                                         2,591        2,184       1,878       1,833           2,369     2,263
 Securities gains                                           2,664           15         910         153             225       208
 Other                                                      8,165        9,060       7,665       7,790           8,010     6,901
                                                         --------     --------    --------    --------        --------  --------
  Total Other Income                                       49,640       50,232      49,063      50,223          48,922    47,016
OTHER EXPENSE
 Personnel expense                                         52,428       53,212      54,167      55,526          55,737    55,227
 Net occupancy and equipment                               14,671       14,896      16,046      17,025          15,131    14,554
 Other                                                     40,262       39,907      35,844      50,925          32,956    32,882
                                                         --------     --------    --------    --------        --------  --------
  Total Other Expense                                     107,361      108,015     106,057     123,476         103,824   102,663
                                                         --------     --------    --------    --------        --------  --------
TAXABLE-EQUIVALENT INCOME BEFORE INCOME TAXES              55,107       56,031      57,555      35,313          64,417    65,351
INCOME TAXES
 Income taxes                                              19,545       19,877      19,564      16,582          23,253    22,860
 Tax-equivalent adjustment                                  2,497        2,307       2,430       2,340           2,309     2,288
                                                         --------     --------    --------    --------        --------  --------
 Adjusted Income Taxes                                     22,042       22,184      21,994      18,922          25,562    25,148
                                                         --------     --------    --------    --------        --------  --------
  NET INCOME                                             $ 33,065     $ 33,847    $ 35,561    $ 16,391        $ 38,855  $ 40,203
                                                         ========     ========    ========    ========        ========  ========
NET INCOME PER SHARE                                         $.79         $.80        $.84        $.38            $.91      $.93

SIGNIFICANT RATIOS
 Return on assets                                            1.08%        1.11%       1.16%        .54%           1.27%     1.33%
 Return on equity                                           15.29        14.99       15.28        6.85           15.93     16.05


              MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                15

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                                                                  1993
                                                                             1ST QTR.           2ND QTR.           3RD QTR.
                                                                           ---------------    ---------------    ---------------
                                                                           VOLUME    RATE*    VOLUME    RATE*    VOLUME    RATE*
                                                                           ------    -----    ------    -----    ------    -----
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                            $ 2,029,956  6.56% $ 2,072,698  6.46% $ 1,970,795  6.60%
   Real estate-commercial                                                  1,323,304  8.01    1,340,876  7.96    1,275,280  8.05
   Real estate-construction                                                  158,195  7.49      149,783  6.83      154,679  7.33
   Real estate-residential                                                 2,391,674  8.05    2,363,734  7.99    2,334,896  7.81
   Consumer                                                                  936,745  9.21      928,809  9.13      929,740  8.97
   Credit card                                                               610,553 16.62      637,894 16.30      682,604 16.22
   Foreign                                                                     1,639  6.83        1,035  8.12          603  5.97
                                                                         -----------        -----------        -----------
    Total Loans and Leases                                                 7,452,066  8.47    7,494,829  8.39    7,348,597  8.45
  Investments in debt and equity securities
   Trading                                                                    12,008  5.80       14,073  4.92       14,417  5.60
   Taxable                                                                 3,204,699  6.15    3,152,093  6.01    3,090,005  5.68
   Tax-exempt                                                                216,373  8.93      230,660  8.59      237,107  8.30
                                                                         -----------        -----------        -----------
    Total                                                                  3,433,080  6.32    3,396,826  6.18    3,341,529  5.87
  Short-term investments                                                     312,710  3.44      221,869  3.39      449,203  3.27
                                                                         -----------        -----------        -----------
    Total Earning Assets                                                  11,197,856  7.67   11,113,524  7.61   11,139,329  7.46
 Non-earning Assets                                                        1,067,197          1,116,500          1,114,359
                                                                         -----------        -----------        -----------
    Total Assets                                                         $12,265,053        $12,230,024        $12,253,688
                                                                         ===========        ===========        ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                                  $ 1,799,185        $ 1,886,413        $ 2,022,041
   Interest bearing demand                                                 1,435,068  2.21    1,501,234  2.13    1,520,332  2.12
   Money market accounts                                                   1,659,430  2.77    1,629,303  2.75    1,628,648  2.78
   Savings                                                                   823,718  2.70      862,268  2.53      878,280  2.52
   Consumer time certificates under $100,000                               3,673,361  4.89    3,529,399  4.69    3,416,365  4.56
   Other time                                                                130,999  2.82      102,285  2.86       56,703  2.40
                                                                         -----------        -----------        -----------
    Total Core Deposits                                                    9,521,761  3.67    9,510,902  3.50    9,522,369  3.42
   Time certificates $100,000 and over                                       498,721  3.94      458,022  3.85      441,198  3.92
   Foreign                                                                    30,380  3.27       45,184  3.20       21,650  6.23
                                                                         -----------        -----------        -----------
    Total Purchased Deposits                                                 529,101  3.90      503,206  3.79      462,848  4.03
                                                                         -----------        -----------        -----------
    Total Deposits                                                        10,050,862  3.68   10,014,108  3.52    9,985,217  3.46
  Short-term borrowings                                                      861,397  3.00      830,904  2.95      852,097  2.84
  Long-term debt                                                             276,850  7.99      274,491  8.03      274,074  8.01
                                                                         -----------        -----------        -----------
    Total Acquired Funds                                                  11,189,109  3.75   11,119,503  3.60   11,111,388  3.54
 Other Liabilities                                                           210,763            207,588            211,394
SHAREHOLDERS' EQUITY                                                         865,181            902,933            930,906
                                                                         -----------        -----------        -----------
    Total Liabilities and Shareholders' Equity                           $12,265,053        $12,230,024        $12,253,688
                                                                         ===========        ===========        ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                            3.92%              4.01%              3.92%
  Net interest rate margin                                                            4.53               4.62               4.58

*Taxable-equivalent basis.

16          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


                                                                                                            1994
                                                                             4TH QTR.           1ST QTR.           2ND QTR.
                                                                           ---------------    ---------------    ---------------
                                                                           VOLUME    RATE*    VOLUME    RATE*    VOLUME    RATE*
                                                                           ------    -----    ------    -----    ------    -----
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                            $ 1,962,432  6.53% $ 1,995,885  6.35% $ 2,079,564  6.92%
   Real estate-commercial                                                  1,264,795  7.97    1,274,504  7.62    1,267,588  8.07
   Real estate-construction                                                  160,112  7.44      143,455  7.46      164,641  8.06
   Real estate-residential                                                 2,298,589  7.76    2,259,090  7.39    2,246,892  7.43
   Consumer                                                                  941,992  8.73      942,256  8.31      970,836  8.29
   Credit card                                                               728,730 16.05      745,456 16.64      729,883 16.10
   Foreign                                                                       845  5.21          289  5.54          184  6.52
                                                                         -----------        -----------        -----------
    Total Loans and Leases                                                 7,357,495  8.41    7,360,935  8.20    7,459,588  8.37
  Investments in debt and equity securities
   Trading                                                                    15,493  5.06       10,516  5.44        6,028  6.57
   Taxable                                                                 3,130,103  5.50    3,124,082  5.48    3,113,623  5.39
   Tax-exempt                                                                251,136  7.93      246,381  8.00      243,617  8.08
                                                                         -----------        -----------        -----------
    Total                                                                  3,396,732  5.68    3,380,979  5.66    3,363,268  5.58
  Short-term investments                                                     291,897  3.43      402,468  3.45      164,557  4.09
                                                                         -----------        -----------        -----------
    Total Earning Assets                                                  11,046,124  7.44   11,144,382  7.26   10,987,413  7.45
 Non-earning Assets                                                        1,068,428          1,069,466          1,059,623
                                                                         -----------        -----------        -----------
    Total Assets                                                         $12,114,552        $12,213,848        $12,047,036
                                                                         ===========        ===========        ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                                  $ 2,024,089        $ 2,023,107        $ 1,885,405
   Interest bearing demand                                                 1,570,416  2.01    1,594,965  1.85    1,589,551  1.83
   Money market accounts                                                   1,653,236  2.74    1,658,069  2.66    1,646,808  2.82
   Savings                                                                   894,558  2.51      911,930  2.31      928,529  2.30
   Consumer time certificates under $100,000                               3,310,430  4.46    3,189,057  4.27    3,088,914  4.23
   Other time                                                                 38,588  2.66       33,201  2.75       33,587  3.38
                                                                         -----------        -----------        -----------
    Total Core Deposits                                                    9,491,317  3.32    9,410,329  3.14    9,172,794  3.14
   Time certificates $100,000 and over                                       442,615  3.78      486,406  3.68      458,541  3.91
   Foreign                                                                    27,297  6.10       41,399  4.51       80,465  4.15
                                                                         -----------        -----------        -----------
    Total Purchased Deposits                                                 469,912  3.92      527,805  3.74      539,006  3.95
                                                                         -----------        -----------        -----------
    Total Deposits                                                         9,961,229  3.36    9,938,134  3.18    9,711,800  3.19
  Short-term borrowings                                                      728,648  2.79      813,488  2.95      839,894  3.68
  Long-term debt                                                             273,500  8.05      298,915  7.68      292,487  7.54
                                                                         -----------        -----------        -----------
    Total Acquired Funds                                                  10,963,377  3.45   11,050,537  3.31   10,844,181  3.38
 Other Liabilities                                                           194,045            187,408            201,219
SHAREHOLDERS' EQUITY                                                         957,130            975,903          1,001,636
                                                                         -----------        -----------        -----------
    Total Liabilities and Shareholders' Equity                           $12,114,552        $12,213,848        $12,047,036
                                                                         ===========        ===========        ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                            3.99%              3.95%              4.07%
  Net interest rate margin                                                            4.64               4.58               4.70

*Taxable-equivalent basis.

                                                                               1993               1994
                                                                             SIX MONTHS         SIX MONTHS
                                                                           ---------------    ---------------
                                                                           VOLUME    RATE*    VOLUME    RATE*
                                                                           ------    -----    ------    -----
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                            $ 2,051,440  6.51% $ 2,037,955  6.64%
   Real estate-commercial                                                  1,332,139  7.99    1,271,031  7.85
   Real estate-construction                                                  153,965  7.17      154,110  7.78
   Real estate-residential                                                 2,377,627  8.02    2,252,953  7.41
   Consumer                                                                  932,758  9.17      956,624  8.30
   Credit card                                                               624,299 16.45      737,626 16.37
   Foreign                                                                     1,336  7.34          236  5.93
                                                                         -----------        -----------
    Total Loans and Leases                                                 7,473,564  8.43    7,410,535  8.29
  Investments in debt and equity securities
   Trading                                                                    13,046  5.32        8,260  5.86
   Taxable                                                                 3,178,252  6.08    3,118,822  5.43
   Tax-exempt                                                                223,557  8.75      244,988  8.04
                                                                         -----------        -----------
    Total                                                                  3,414,855  6.25    3,372,070  5.62
  Short-term investments                                                     267,038  3.42      282,858  3.64
                                                                         -----------        -----------
    Total Earning Assets                                                  11,155,457  7.64   11,065,463  7.36
 Non-earning Assets                                                        1,091,983          1,064,518
                                                                         -----------        -----------
    Total Assets                                                         $12,247,440        $12,129,981
                                                                         ===========        ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                                  $ 1,843,042        $ 1,953,875
   Interest bearing demand                                                 1,468,334  2.17    1,592,244  1.84
   Money market accounts                                                   1,644,280  2.76    1,652,407  2.74
   Savings                                                                   843,102  2.62      920,278  2.30
   Consumer time certificates under $100,000                               3,600,980  4.79    3,138,706  4.25
   Other time                                                                116,562  2.84       33,396  3.07
                                                                         -----------        -----------
    Total Core Deposits                                                    9,516,300  3.59    9,290,906  3.14
   Time certificates $100,000 and over                                       478,261  3.90      472,398  3.79
   Foreign                                                                    37,823  3.23       61,040  4.26
                                                                         -----------        -----------
    Total Purchased Deposits                                                 516,084  3.85      533,438  3.85
                                                                         -----------        -----------
    Total Deposits                                                        10,032,384  3.60    9,824,344  3.19
  Short-term borrowings                                                      846,066  2.98      826,762  3.32
  Long-term debt                                                             275,664  8.01      295,683  7.61
                                                                         -----------        -----------
    Total Acquired Funds                                                  11,154,114  3.68   10,946,789  3.34
 Other Liabilities                                                           209,164            194,347
SHAREHOLDERS' EQUITY                                                         884,162            988,845
                                                                         -----------        -----------
    Total Liabilities and Shareholders' Equity                           $12,247,440        $12,129,981
                                                                         ===========        ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                            3.96%              4.02%
  Net interest rate margin                                                            4.57               4.64

*Taxable-equivalent basis.

CONSOLIDATED STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                                      JUNE 30                    JUNE 30
                                                                                1994          1993          1994         1993
                                                                                ----          ----          ----         ----
   INTEREST INCOME
    Interest and fees on loans and leases                                     $155,434      $156,551      $305,758     $313,638
    Investments in debt and equity securities
    Trading                                                                         92           156           218          314
    Taxable                                                                     41,909        47,262        84,631       96,418
    Tax-exempt                                                                   3,332         3,333         6,703        6,576
                                                                              --------      --------      --------     --------
     Total                                                                      45,333        50,751        91,552      103,308
    Due from banks-interest bearing                                                582            81         1,716          523
    Federal funds sold and repurchase agreements                                 1,102         1,797         3,438        4,043
                                                                              --------      --------      --------     --------
     Total Interest Income                                                     202,451       209,180       402,464      421,512
   INTEREST EXPENSE
    Interest bearing deposits                                                   61,640        71,176       124,061      146,897
    Foreign deposits                                                               834           362         1,301          610
    Short-term borrowings                                                        7,737         6,138        13,733       12,588
    Long-term debt                                                               5,515         5,512        11,251       11,045
                                                                              --------      --------      --------     --------
     Total Interest Expense                                                     75,726        83,188       150,346      171,140
                                                                              --------      --------      --------     --------
     NET INTEREST INCOME                                                       126,725       125,992       252,118      250,372
   PROVISION FOR POSSIBLE LOAN LOSSES                                            8,015        14,485        16,398       28,534
                                                                              --------      --------      --------     --------
     NET INTEREST INCOME AFTER PROVISION
      FOR POSSIBLE LOAN LOSSES                                                 118,710       111,507       235,720      221,838
   OTHER INCOME
    Trust                                                                       15,917        15,746        31,574       30,619
    Service charges                                                             14,486        14,511        28,941       28,619
    Credit card fees                                                             5,797         6,404        11,598       11,850
    Mortgage banking                                                             1,444         2,312         3,849        4,105
    Investment banking                                                           2,263         2,184         4,632        4,775
    Securities gains                                                               208            15           433        2,679
    Other                                                                        6,901         9,060        14,911       17,225
                                                                              --------      --------      --------     --------
    Total Other Income                                                          47,016        50,232        95,938       99,872
   OTHER EXPENSE
    Salaries                                                                    44,201        42,129        88,549       84,241
    Employee benefits                                                           11,026        11,083        22,415       21,399
    Net occupancy                                                                6,470         6,423        12,930       12,742
    Equipment                                                                    8,084         8,473        16,755       16,825
    Other                                                                       32,882        39,907        65,838       80,169
                                                                              --------      --------      --------     --------
    Total Other Expense                                                        102,663       108,015       206,487      215,376
                                                                              --------      --------      --------     --------
     INCOME BEFORE INCOME TAXES                                                 63,063        53,724       125,171      106,334
   INCOME TAXES                                                                 22,860        19,877        46,113       39,422
                                                                              --------      --------      --------     --------
     NET INCOME                                                               $ 40,203      $ 33,847      $ 79,058     $ 66,912
                                                                              ========      ========      ========     ========
   PER SHARE DATA
    Average common shares outstanding                                       43,036,984    42,406,339    42,947,890   42,243,319
    Net income*                                                                   $.93          $.80         $1.84        $1.58
    Dividends declared                                                             .28           .24 3/4       .56          .49 1/2

 *Based on weighted average common shares outstanding.

18          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

                                                                                                      CONSOLIDATED BALANCE SHEET
                                                                                                                     (THOUSANDS)

                                                                                           JUNE 30     DECEMBER 31     JUNE 30
                                                                                            1994          1993          1993
                                                                                           -------     -----------     -------
ASSETS
 Cash and due from banks                                                                 $   556,843   $   705,673   $   560,150
 Due from banks-interest bearing                                                              10,992       144,538           278
 Federal funds sold and repurchase agreements                                                113,939       186,962        34,349
 Investments in debt and equity securities
  Trading                                                                                      6,020        15,735        15,128
  Available-for-sale                                                                         315,152       415,283        55,301
  Held-to-maturity (Estimated fair value of
   $2,948,771, $3,020,591 and $3,318,198,
   respectively)                                                                           2,980,348     2,970,160     3,249,104
                                                                                         -----------   -----------   -----------
    Total                                                                                  3,301,520     3,401,178     3,319,533
 Loans held-for-sale                                                                          38,095       117,290       134,823
 Loans and leases, net of unearned income                                                  7,580,907     7,264,484     7,333,984
                                                                                         -----------   -----------   -----------
    Total Loans and Leases                                                                 7,619,002     7,381,774     7,468,807
 Reserve for possible loan losses                                                           (172,493)     (168,651)     (151,694)
                                                                                         -----------   -----------   -----------
    Net Loans and Leases                                                                   7,446,509     7,213,123     7,317,113
 Bank premises and equipment                                                                 203,040       199,363       199,621
 Due from customers on acceptances                                                            12,174        11,923        10,842
 Other assets                                                                                288,884       278,367       336,475
                                                                                         -----------   -----------   -----------
    Total Assets                                                                         $11,933,901   $12,141,127   $11,778,361
                                                                                         ===========   ===========   ===========
LIABILITIES
 Deposits
  Non-interest bearing                                                                   $ 1,473,103   $ 1,713,275   $ 1,365,096
  Interest bearing                                                                         7,551,827     7,862,723     7,923,562
  Foreign                                                                                    115,576        26,085        32,405
                                                                                         -----------   -----------   -----------
    Total Deposits                                                                         9,140,506     9,602,083     9,321,063
 Federal funds purchased and repurchase agreements                                           673,345       602,997       551,835
 Other short-term borrowings                                                                 628,374       520,650       510,872
 Long-term debt                                                                              290,162       272,778       273,874
 Bank acceptances outstanding                                                                 12,174        11,923        10,842
 Other liabilities                                                                           175,897       172,139       197,196
                                                                                         -----------   -----------   -----------
    Total Liabilities                                                                     10,920,458    11,182,570    10,865,682

Commitments and contingent liabilities                                                             -             -             -

                                                      JUNE 30     DEC. 31     JUNE 30
                                                       1994        1993         1993
                                                      -------     -------     -------
SHAREHOLDERS' EQUITY
 Preferred stock-no par value
  Shares authorized                                     5,000      5,000        5,000
  Shares issued                                             -          -            -             -             -             -
 Common stock-$5.00 par value
  Shares authorized                                   100,000     70,000       70,000
  Shares issued and outstanding                        43,147     42,802       42,447        215,734       214,012       212,237
 Capital surplus                                                                             168,140       164,448       157,634
 Retained earnings                                                                           629,569       580,097       542,808
                                                                                         -----------   -----------   -----------
    Total Shareholders' Equity                                                             1,013,443       958,557       912,679
                                                                                         -----------   -----------   -----------
    Total Liabilities and Shareholders' Equity                                           $11,933,901   $12,141,127   $11,778,361
                                                                                         ===========   ===========   ===========


            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                  19


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
($ IN THOUSANDS)


                                                             COMMON STOCK                                               TOTAL
                                                        -----------------------        CAPITAL        RETAINED      SHAREHOLDERS'
                                                        SHARES          DOLLARS        SURPLUS        EARNINGS         EQUITY
                                                        ------          -------        -------        --------      -------------

BALANCE AT DECEMBER 31, 1992, AS RESTATED             42,031,973       $210,160        $148,089       $493,075        $851,324
Net income                                                                                               66,912         66,912
Dividends declared
 Mercantile Bancorporation Inc.-$.49 1/2 per share                                                      (17,315)       (17,315)
 Pooled companies prior to acquisition                                                                   (2,060)        (2,060)
Issuance of common stock
 Acquisition of First National Bank of Flora             232,503          1,162           6,879                          8,041
 Employee incentive plans                                139,901            699           1,751                          2,450
 Convertible notes                                        59,737            299           1,250                          1,549
Change in valuation allowance for marketable
 equity securities                                                                                        2,196          2,196
Pre-merger transactions of pooled companies              (14,681)           (72)           (304)                          (376)
Other                                                     (2,250)           (11)            (31)                           (42)
                                                      ----------      ---------        --------        --------       --------
BALANCE AT JUNE 30, 1993                              42,447,183       $212,237        $157,634        $542,808       $912,679
                                                      ==========       ========        ========        ========       ========
BALANCE AT DECEMBER 31, 1993, AS RESTATED             42,802,322       $214,012        $164,448        $580,097       $958,557
Net income                                                                                               79,058         79,058
Dividends declared-$.56 per share                                                                       (24,107)       (24,107)
Issuance of common stock
 Employee incentive plans                                202,399          1,012             912                          1,924
 Convertible notes                                       132,312            662           2,771                          3,433
Net fair value adjustment for available-for-sale
securities                                                                                               (5,479)        (5,479)
Pre-merger transactions of pooled companies               12,562             63              88                            151
Other                                                     (3,064)           (15)            (79)                           (94)
                                                      ----------       --------        --------        --------     ----------
BALANCE AT JUNE 30, 1994                              43,146,531       $215,734        $168,140        $629,569     $1,013,443
                                                      ==========       ========        ========        ========     ==========


20          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


                                                                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                                     (THOUSANDS)
                                                                                                   SIX MONTHS ENDED
                                                                                                       JUNE 30
                                                                                       1994                               1993
                                                                                       ----                               ----
   OPERATING ACTIVITIES
    Net income                                                                      $   79,058                         $  66,912
    Adjustments to reconcile net income to net cash provided by operating activities
      Provision for possible loan losses                                                16,398                            28,534
      Depreciation and amortization                                                     13,397                            13,254
      Provision for deferred income taxes                                               (2,194)                            1,205
      Net change in trading securities                                                   9,715                             2,556
      Net change in accrued interest receivable                                           (375)                            4,129
      Net change in accrued interest payable                                            (7,519)                           (6,277)
      Net change in accrued taxes payable                                                4,412                            12,370
      Other, net                                                                        (1,646)                           14,704
                                                                                    ----------                         ---------
          Net Cash Provided by Operating Activities                                    111,246                           137,387
   INVESTING ACTIVITIES
    Investments in debt and equity securities, other than trading securities
      Purchases                                                                       (560,324)                         (690,093)
      Proceeds from maturities                                                         558,336                           750,816
      Proceeds from sales of:
        Held-to-maturity securities                                                          -                            22,688
        Available-for-sale securities                                                  206,944                           172,443
        Securities from acquired entities                                               79,388                            12,254
      Net change in loans and leases                                                  (603,264)                         (216,346)
      Purchases of loans and leases                                                    (20,063)                          (23,117)
      Proceeds from sales of loans and leases                                          144,871                            61,759
      Purchases of premises and equipment                                              (18,582)                          (12,622)
      Proceeds from sales of premises and equipment                                      1,532                               407
      Proceeds from sales of foreclosed property                                         9,672                            23,775
      Cash and cash equivalents from acquisitions, net of cash paid                          -                             3,634
      Other, net                                                                        19,696                            13,204
                                                                                    ----------                         ---------
        Net Cash Provided (Used) by Investing Activities                              (181,794)                          118,802
   FINANCING ACTIVITIES
    Net change in non-interest bearing, savings, interest bearing demand and
      money market deposit accounts                                                   (309,649)                         (231,377)
    Net change in time certificates of deposit under $100,000                         (217,846)                         (326,117)
    Net change in time certificates of deposit $100,000 and over                       (23,537)                          (45,210)
    Net change in other time deposits                                                      (36)                          (64,493)
    Net change in foreign deposits                                                      89,491                            12,755
    Sale of branch deposits, net of premium received                                         -                           (14,130)
    Net change in short-term borrowings                                                178,072                            77,313
    Issuance of long-term debt                                                          75,000                                 -
    Principal payments on long-term debt                                               (54,220)                          (23,724)
    Cash dividends paid                                                                (24,107)                          (19,375)
    Proceeds from issuance of common stock                                               1,924                             1,814
    Other, net                                                                              57                              (376)
                                                                                    ----------                         ---------
     Net Cash Used by Financing Activities                                            (284,851)                         (632,920)
                                                                                    ----------                         ---------
   DECREASE IN CASH AND CASH EQUIVALENTS                                              (355,399)                         (376,731)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  1,037,173                           971,508
                                                                                    ----------                         ---------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $  681,774                         $ 594,777
                                                                                    ==========                         =========

           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                   21

BANKS AND OTHER SUBSIDIARIES

                                                                                                               TOTAL ASSETS
                                                                                                              JUNE 30, 1994
BANK                                                                 MAIN OFFICE                               (THOUSANDS)
- - ----                                                                 -----------                               ------------
Mercantile Bank of St. Louis N.A.                                    St. Louis, MO                              $4,978,622
United Postal Savings Association                                    St. Louis, MO                               1,224,290
Mercantile Bank of Kansas City                                       Kansas City, MO                               787,423
Mercantile Bank of Kansas                                            Overland Park, KS                             583,057
Mercantile Bank of Joplin                                            Joplin, MO                                    384,316
Mercantile Bank of Northern Iowa                                     Waterloo, IA                                  357,450
Mercantile Bank of Illinois N.A.                                     Alton, IL                                     349,064
Mercantile Bank of St. Joseph                                        St. Joseph, MO                                327,286
Mercantile Bank of Springfield                                       Springfield, MO                               230,945
Mercantile Bank of Lawrence N.A.                                     Lawrence, KS                                  214,183
Mercantile Bank of Topeka N.A.                                       Topeka, KS                                    189,381
Mercantile Bank of Cape Girardeau                                    Cape Girardeau, MO                            162,579
Mercantile Bank of the Mineral Area                                  Farmington, MO                                160,054
Mercantile Bank of North Central Missouri                            Macon, MO                                     155,822
Mercantile Bank of West Central Missouri                             Sedalia, MO                                   153,280
Mercantile Bank of Franklin County                                   Washington, MO                                151,848
Mercantile Bank of Lake of the Ozarks                                Eldon, MO                                     127,350
Mercantile Bank of Jefferson County                                  High Ridge, MO                                125,411
Mercantile Bank of Poplar Bluff                                      Poplar Bluff, MO                              110,240
Mercantile Bank of Mt. Vernon                                        Mt. Vernon, IL                                 97,262
Mercantile Bank of Centralia N.A.                                    Centralia, IL                                  94,792
Mercantile Bank of Missouri Valley                                   Richmond, MO                                   83,919


                                                                                                               TOTAL ASSETS
                                                                                                              JUNE 30, 1994
BANK                                                                 MAIN OFFICE                               (THOUSANDS)
- - ----                                                                 -----------                              -------------
Mercantile Bank of Trenton                                           Trenton, MO                                 $81,628
Mercantile Bank of Monett                                            Monett, MO                                   81,243
Mercantile Bank of Stoddard/Bollinger
Counties                                                             Dexter, MO                                   77,535
Mercantile Bank of Perryville                                        Perryville, MO                               76,676
Mercantile Bank of Flora N.A.                                        Flora, IL                                    66,996
Mercantile Bank of Phelps County                                     Rolla, MO                                    66,836
Mercantile Bank of Table Rock Lake                                   Branson West, MO                             58,488
Mercantile Bank of Ste. Genevieve                                    Ste. Genevieve, MO                           52,318
Mercantile Bank of Memphis                                           Memphis, MO                                  51,404
Mercantile Bank of Doniphan                                          Doniphan, MO                                 50,188
Mercantile Bank of Montgomery City                                   Montgomery City, MO                          47,055
Mercantile Bank of Pike County                                       Bowling Green, MO                            46,788
Mercantile Bank of Northwest Missouri                                Maryville, MO                                46,756
Mercantile Bank of Carlyle                                           Carlyle, IL                                  42,675
Mercantile Bank of Boone County                                      Columbia, MO                                 42,018
Mercantile Bank of Willow Springs                                    Willow Springs, MO                           39,037
Mercantile Bank of Wright County                                     Hartville, MO                                38,920
Mercantile Bank of Sikeston                                          Sikeston, MO                                 38,193
Mercantile Bank of Plattsburg                                        Plattsburg, MO                               37,331
Mercantile Trust Company N.A.                                        St. Louis, MO                                 7,383

- - ------------------------------------------------------------------------------------------------------------------------

ASSET-BASED LENDING

 Mercantile Business Credit, Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432

BROKERAGE SERVICES

 Mercantile Investment Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

CREDIT CARD SERVICES

 Mercantile Card Services Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432

CREDIT LIFE INSURANCE

 Mississippi Valley Life Insurance Co.
 Mercantile Tower
 St. Louis, MO 63101-1643

INSURANCE AGENCY

 Mercantile Insurance Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

INVESTMENT MANAGEMENT

 Mississippi Valley Advisors Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

OFF-SHORE BRANCH

 Mercantile Bank of St. Louis N.A.
 Cayman Branch
 Grand Cayman, B.W.I.

PENDING AFFILIATIONS

 Wedge Bank
 Alton, IL

 UNSL Financial Corp
 Lebanon, MO



22                  MERCANTILE BANCORPORATION INC.

                                       DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

 RICHARD P. CONERLY(1,3)
 Chairman
 Orion Capital Inc.

 HARRY M. CORNELL, JR.(2,4)
 Chairman and
 Chief Executive Officer
 Leggett & Platt, Inc.

 EARL K. DILLE(3,5,6)
 Retired President
 Union Electric Company

 J. CLIFF EASON(1)
 President, Network Services
 Southwestern Bell Telephone Company

 BERNARD A. EDISON(2,3)
 Director Emeritus
 Edison Brothers Stores, Inc.

 WILLIAM A. HALL(1)
 Assistant to the Chairman
 Hallmark Cards, Inc.

 THOMAS A. HAYS(2,3,4)
 Deputy Chairman
 The May Department Stores
 Company

 WILLIAM G. HECKMAN(3,6)
 Chairman Emeritus
 Arch Mineral Corporation

 THOMAS H. JACOBSEN(3,4)
 Chairman and
 Chief Executive Officer
 Mercantile Bancorporation Inc.

 JAMES B. MALLOY(2,6)
 Chairman and
 Chief Executive Officer
 Smurfit Packaging Corporation

 CHARLES H. PRICE II(6)
 Chairman
 Mercantile Bank of Kansas City

 HARVEY SALIGMAN(2)
 Managing Partner
 Cynwyd Investments

 CRAIG D. SCHNUCK(5)
 Chairman and
 Chief Executive Officer
 Schnuck Markets, Inc.

 ROBERT W. STALEY(6)
 Vice Chairman
 Emerson Electric Co.

 ROBERT L. STARK(6)
 Dean
 University of Kansas
 Regents Center

 PATRICK T. STOKES(1)
 President
 Anheuser-Busch, Inc.

 FRANCIS A. STROBLE(1)
 Retired Chief
 Financial Officer
 Monsanto Company

 JOSEPH G. WERNER(5)
 President
 Werner Investments

 JOHN A. WRIGHT(1)
 President and
 Chief Executive Officer
 Big River Minerals Corp.

 (1) Member of Audit Committee
 (2) Member of Compensation and
      Management Development
      Committee
 (3) Member of Executive Committee
 (4) Member of Nominating and Board
      Affairs Committee
 (5) Member of Community Relations
      Committee
 (6) Member of Credit Policy
      Committee

- - ------------------------------------------------------------------------

EXECUTIVE OFFICERS

THOMAS H. JACOBSEN
Chairman and
Chief Executive Officer

RALPH W. BABB, JR.
Vice Chairman

W. RANDOLPH ADAMS
Executive Vice President
and Chief Financial Officer

JOHN Q. ARNOLD
Executive Vice President and
Chief Credit Officer

JOHN H. BEIRISE
President and Chief Institutional
Banking Officer
Mercantile Bank of St. Louis N.A.

RICHARD H. GOLDBERG
Executive Vice President
Mercantile Bank of St. Louis N.A.
Operations

MICHAEL J. GORMAN
Chairman and Chief
Consumer Banking Officer
Mercantile Bank of St. Louis N.A.

RICHARD C. KING
President and Chief Executive Officer
Mercantile Bank of Kansas City

JOHN W. MCCLURE
Executive Vice President
Community Banking

JON P. PIERCE
Executive Vice President
Human Resources

JON W. BILSTROM
General Counsel and
Secretary

PATRICK STRICKLER
Senior Vice President
Public Affairs

ARTHUR G. HEISE
Senior Vice President and
Auditor

MICHAEL T. NORMILE
Senior Vice President and
Treasurer

                    MERCANTILE BANCORPORATION INC.                           23

INVESTOR INFORMATION

NEW YORK STOCK EXCHANGE: MTL(1)

SELECTED DATA
                                                                                               JUNE 30
                                                                                 1994                           1993
                                                                                 ----                           ----
 Market Price                                                                  $35 1/8                       $32 7/8
 Yield                                                                           3.19%                         3.01%
 Price Earnings Ratio                                                           11.48X                        12.55x
 Book Value                                                                    $23.49                        $21.50
 Shares Outstanding
  Average                                                                     42,947,890                     42,243,319
  Period-end                                                                  43,146,531                     42,447,183
 Shareholders of Record                                                           13,506                         14,041
 Average Daily Volume(2)                                                          54,342                         90,012

- - --------------------------------------------------------------------------------------------------------------------------
COMMON STOCK INFORMATION


                                                      MARKET PRICE                         AVERAGE
                                           -----------------------------------              DAILY                DIVIDEND
                                           HIGH            LOW           CLOSE            VOLUME(2)              DECLARED
                                           ----            ---           -----            ---------              --------
1994
1ST QUARTER                               $34 1/8        $29 7/8        $31 7/8             62,279                $.28
2ND QUARTER                                38 1/8         31 1/8         35 1/8             48,340                 .28
1993
1st Quarter                               $35 5/8        $30 5/8        $34 5/8            126,042                $.24 3/4
2nd Quarter                                37 5/8         29 3/8         32 7/8             54,552                 .24 3/4
3rd Quarter                                34 3/8         31 5/8         33 5/8             43,167                 .24 3/4
4th Quarter                                34 5/8         29 1/8         30 1/8             52,058                 .24 3/4
                                                                                                                  --------
 Total                                                                                                            $.99
                                                                                                                  ========
- - --------------------------------------------------------------------------------------------------------------------------

(1) Generally appears as MercBcpMO or MercBc in newspaper stock tables.
(2) The average daily volume subsequent to March 24, 1993 reflects the listing of Mercantile Bancorporation Inc. common stock on the New York Stock Exchange.

[COMMON STOCK PRICE RANGE GRAPH]


DIVIDEND REINVESTMENT PLAN AND DIVIDEND DIRECT DEPOSIT

 If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact Society Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

DIVIDEND DATES

 Dividends are normally paid the first business day of January, April, July and October.

24                  MERCANTILE BANCORPORATION INC.

DEBT SECURITIES OUTSTANDING
(THOUSANDS)

                                                                JUNE 30
                                                                  1994
                                                                -------
  7.625% Subordinated Notes, due 2002                          $150,000
  6.375% Subordinated Notes, due 2004                            75,000
  9.000% Mortgage-backed Notes, due 1999                         53,450
  8.000% Convertible Subordinated Capital
    Notes, due 1995                                              10,088


- - -----------------------------------------------------------------------------------------------------------------------------
DEBT RATINGS

                                                                                                       THOMSON       STANDARD
                                                                           MOODY'S        FITCH       BANKWATCH      & POOR'S
                                                                           -------        -----       ---------      --------
MERCANTILE BANCORPORATION INC.
 Issuer Rating                                                                                           B
 Commercial Paper                                                            P-2                        TBW-1          A-2
 Subordinated Debt
   7.625% Subordinated Notes, due 2002                                       Baa1                       BBB+           BBB

MERCANTILE BANK OF ST. LOUIS N.A.
 6.375% Subordinated Notes, due 2004                                          A3           A-            A-           BBB+
 Certificates of Deposit                                                                                TBW-1         A-/A-2
 Letters of Credit                                                                                      TBW-1         A-/A-2

UNITED POSTAL SAVINGS ASSOCIATION
 9.000% Mortgage-backed Notes, due 1999                                      AAA

- - -----------------------------------------------------------------------------------------------------------------------------


INVESTOR RELATIONS

 Ralph W. Babb, Jr.
 Vice Chairman
 Mercantile Bancorporation Inc.
 P.O. Box 524
 St. Louis, MO 63166-0524

GENERAL COUNSEL

 Thompson & Mitchell
 One Mercantile Center
 St. Louis, MO 63101-1693

TRANSFER AGENT

 Society National Bank
 P.O. Box 6477
 Cleveland, OH 44101-1477

INDEPENDENT
ACCOUNTANTS

 KPMG Peat Marwick
 1010 Market Street
 St. Louis, MO 63101-2085

MERCANTILE
BANCORPORATION INC.

SECOND QUARTER REPORT 1994

Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, MO 63166-0524

APPENDIX
There is a bar-graph titled "COMMON STOCK PRICE RANGE" on page 24 of the printed Second Quarter Report. The graph plots Fiscal Quarters to Dollars on the X and Y axis respectively. This graph shows six quarters of market price ranges from the first quarter of 1993 to the second quarter of 1994. Each bar indicates the dollar range of the stock price for the period. The high price is printed above and the low price below the bar. These figures correspond with the Common Stock Information table also on page 24.